ATTACHMENT A

Re: Vantagepoint Aggressive Opportunities Fund (the "Fund")

Public Offering Where Affiliate is a Member of Selling Syndicate (Rule 10f-3)

For the period 07/01/2014 through 09/30/2014

During the period specified above, the Subadviser caused the Fund to engage in certain affiliated transactions in reliance on or subject to Rule 10f-3, as detailed on the attached Rule 10f-3 form.
The Subadviser certifies that the listed transactions complied with Rule 10f-3 and the
Rule 10f-3 procedures approved by the Board of Directors of The Vantagepoint Funds.

Wells Capital Management, Inc.

Signature

Karen Norton - COO/CCO, Wells Capital Management, Inc.